Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces First Quarter 2008 Results

Highlights

•

FFO and GAAP loss of $44.3 million, or $0.84 per diluted share, for the quarter ended March 31, 2008. FFO and income, excluding net charges was $29.6 million, or $0.56 per diluted share, for the quarter ended March 31, 2008.

•	In the first quarter, the Company reduced its recourse debt by $1.0 billion.

•	Increased unrestricted cash from $29 million as of December 31, 2007 to $123 million as of May 8, 2008.

First Quarter 2008 Financial Results

New York, NY, May 12, 2008 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended March 31, 2008, Funds from Operations (“FFO”) loss and loss attributable to common stockholders was $44.3 million, or $0.84 per diluted share. This compares to FFO of $0.71 per diluted share and income of $0.70 per diluted share for the quarter ended March 31, 2007. First quarter 2008 FFO and net loss includes net charges of $73.9 million, comprised of other income (loss) and discontinued operations. FFO excluding such charges, which is equivalent to Operating Income (net of preferred dividends) was $29.6 million, or $0.56 per diluted share, and FFO return on average invested equity, excluding the effect of charges, was 14.6%.

Of the $73.9 million of charges recorded in the first quarter 2008, $70.2 million represented impairment under U.S. GAAP. These charges resulted in a reduction in FFO and income available to common stockholders of $1.33 per diluted share.

Book Value

Our GAAP book value decreased to $(4.12) per share, or $(217.5) million at March 31, 2008 down from $5.59 per share, or $295.1 million at December 31, 2007. The decrease in book value was primarily attributable to an unrealized market value decline in our securities portfolio due to wider credit spreads and changes in the value of derivatives used to hedge interest rates.

Our securities portfolio is predominantly financed to maturity with long-term collateralized debt obligations (“CBOs”) that are not callable as a result of changes in value and are non-recourse to the Company. While the assets in the CBOs are consolidated on our books for GAAP purposes, our exposure to losses is limited to our investment in each CBO. Our March 31, 2008 GAAP book value reflects approximately $650 million of unrealized losses in assets in our CBOs that could not be realized by the Company.

We believe that a better measure of shareholder value is our adjusted book value which marks-to-market all of our financial assets and liabilities. At March 31, 2008, we estimate our adjusted book value per share would have been $16.28. Our GAAP book value would equal our adjusted book value if we elected to mark all of our financial assets and liabilities to fair value under SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”

The following table compares Newcastle’s book value as of March 31, 2008 and December 31, 2007 ($ in per share amounts):

	March 31, 2008	December 31, 2007
Adjusted book value (1)	$16.28	$16.39
GAAP book value	$(4.12)	$5.59

(1)	Represents GAAP book value as if Newcastle had elected to measure all of its financial assets and liabilities at fair value under SFAS 159.

For a reconciliation and discussion of GAAP net income (loss) attributable to common stockholders to FFO, Operating Income (net of preferred dividends), and GAAP book equity to invested common equity, as well as GAAP book value to adjusted book value, please refer to the tables following the presentation of GAAP results.

Dividends

For the quarter ended March 31, 2008, Newcastle’s Board of Directors declared a dividend of $0.25 per common share. The first quarter dividend represents approximately 45% of Newcastle’s Operating Income (net of preferred dividends) for the period.

We also declared dividends on our 9.75% Series B, 8.05% Series C and 8.38% Series D Cumulative Redeemable Preferred Stock in the amounts of $0.609375, $0.503125 and $0.523438 per share, respectively.

Investment Portfolio

Newcastle’s current $6.7 billion investment portfolio consists primarily of commercial, residential and corporate debt. During the first quarter, we purchased $13.9 million, sold $1.3 billion and had paydowns of $194.5 million for a net decrease of $1.5 billion. Of the assets sold, $762.5 million were FNMA/FHLMC securities, $297.2 million were commercial assets and $273.3 million were corporate assets.

The following table describes our investment portfolio ($ in millions):

	Face Amount $	Basis Amount $	% of Basis	Number of Investments	Credit (1)	Weighted Average Life (years) (2)
Commercial Assets
CMBS	$2,256	$2,170	34.2%	256	BBB-	5.5
Mezzanine Loans	816	813	12.8%	23	68%	3.4
B-Notes	421	405	6.4%	15	64%	3.4
Whole Loans	69	69	1.1%	4	69%	3.3
ICH Loans	29	27	0.4%	20	—	0.2

Total Commercial Assets	3,591	3,484	54.9%			4.7

Residential Assets
MH and Residential Loans	621	596	9.4%	15,522	696	5.6
Subprime Securities	562	355	5.6%	122	BB	4.6
Subprime Retained Securities	76	54	0.8%	6	B+	7.0
Subprime Residual Interests	49	49	0.8%	2	637	5.3
Real Estate ABS	105	103	1.6%	26	BBB-	4.8

	1,413	1,157	18.2%			5.2

FNMA/FHLMC Securities	433	435	6.9%	15	AAA	3.8

Total Residential Assets	1,846	1,592	25.1%			4.9

Corporate Assets
REIT Debt	653	664	10.5%	65	BBB-	5.4
Corporate Bank Loans	633	605	9.5%	14	B	3.3

Total Corporate Assets	1,286	1,269	20.0%			4.4

Total/Weighted Average (3)	$6,723	$6,345	100.0%			4.7

(1)	Credit statistics represent weighted average rating for rated assets, LTV for non-rated commercial assets, FICO score for non-rated residential assets and implied AAA for FNMA/FHLMC securities.
(2)	Mezzanine loans, B-Notes and whole loans are based on the fully extended maturity date.
(3)	Excludes real estate held for sale of $37 million and $406 million of loans subject to call option.

The following table compares certain supplemental data relating to our investment portfolio ($ in millions):

	March 31, 2008	December 31, 2007
Face Amount ($)	6,723	8,232
Weighted average asset yield	6.55%	7.06%
Weighted average liability cost	4.54%	5.38%

Weighted average net spread	2.01%	1.68%

Excluding the FNMA/FHLMC Securities, our weighted average net spread was 2.09% as of March 31, 2008 and 1.90% as of December 31, 2007.

Commercial Assets

We own $3.6 billion of commercial assets, which includes CMBS, mezzanine loans, B-Notes and whole loans.

•	During the first quarter, we sold $297.2 million, had paydowns of $81.5 million and purchased $13.9 million for a net decrease of $366.0 million. Of the assets sold, $261.3 million were CMBS.

•	We had 14 CMBS securities or $83.8 million upgraded (from an average rating of A- to A+) with 7 securities or $24.6 million downgraded (from an average rating of BB+ to B).

CMBS portfolio ($ in thousands):

Vintage	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis	Delinquency 60+/FC/REO	Principal Subordination	Average Life (yr)
Pre 2004	BBB+	79	411,450	407,554	18.7%	0.8%	9.1%	4.6
2004	BBB-	59	435,908	428,683	19.8%	0.1%	5.2%	5.8
2005	BB+	50	586,384	553,621	25.5%	0.2%	4.3%	6.5
2006	BB+	36	448,919	428,903	19.8%	0.4%	5.6%	3.9
2007	BBB	32	373,624	351,182	16.2%	0.1%	8.7%	6.6

TOTAL/WA	BBB-	256	2,256,285	2,169,943	100.0%	0.3%	6.3%	5.5

Mezzanine loans, B-Notes and whole loan portfolio ($ in thousands):

	Mezzanine	B-Note	Whole Loan	Total
Face Amount ($)	816,490	421,104	68,604	1,306,198
Basis Amount ($)	812,860	405,189	68,580	1,286,629

WA First $ Loan To Value	57%	48%	0%	52%
WA Last $ Loan To Value	68%	64%	69%	68%

Delinquency	0.0%	0.0%	0.0%	0.0%

In the first quarter, we recorded an $18.3 million charge related to 3 investments in our commercial portfolio. The majority of the charge was related to a $14.8 million impairment on a B-Note secured by residential land located in Mobile, AZ.

Residential Assets

We own $1.8 billion of residential assets, which includes manufactured housing (“MH”), residential loans, subprime securities and FNMA/FHLMC securities.

•	During the first quarter, we sold $762.5 million of FNMA/FHLMC securities and had paydowns of $88.8 million, of which $32.2 million was related to subprime securities (including retained interests).

•	We had no ABS securities upgraded with 38 securities or $179.0 million downgraded (from an average rating of BB+ to B-).

Manufactured housing loan portfolios ($ in thousands):

Deal	Face Amount $	Basis Amount $	% of Basis	Weighted Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO	Actual Cumulative Loss to Date	Projected Cumulative Loss to Date
Portfolio 1	209,136	195,577	39.2%	80	327,855	0.7%	3.5%	5.0%
Portfolio 2	314,594	303,466	60.8%	109	434,743	0.5%	1.8%	3.0%

TOTAL/WA	523,730	499,043	100.0%	97	762,598	0.6%	2.4%	3.8%

Subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):

Vintage	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis
2003	A-	16	37,583	35,771	10.1%
2004	BBB+	30	157,053	147,998	41.7%
2005	BBB-	44	200,167	159,138	44.8%
2006	CC+	29	159,497	11,095	3.2%
2007	CCC	3	7,750	832	0.2%

TOTAL/WA	BB	122	562,050	354,834	100.0%

Vintage	Average Loan Age (months)	Collateral Factor	3 Month CPR (1)	Principal Subordination	Excess Spread	Delinquency 90+/FC/REO	Cumulative Loss to Date
2003	55	0.20	15.7%	21.8%	3.2%	9.9%	2.1%
2004	45	0.24	19.3%	14.9%	3.6%	14.4%	1.5%
2005	32	0.36	23.3%	14.8%	4.4%	23.2%	1.7%
2006	20	0.68	17.8%	3.8%	2.8%	24.1%	1.5%
2007	12	0.88	11.3%	10.6%	2.8%	16.7%	0.2%

TOTAL/WA	34	0.41	19.9%	12.1%	3.6%	20.0%	1.6%

(1)	CPR is constant prepayment rate.

In the first quarter, we recorded a $40.9 million charge related to our $562.0 million subprime securities portfolio. The majority of the charge was related to a $27.0 million impairment on 18 of our 2005 vintage securities and a $9.6 million impairment on 29 of our 2006 vintage securities. We also recorded a $1.2 million charge related to our residential loan portfolio based on updated loss and prepayment assumptions.

Residuals and retained securities

We own $76.4 million of retained securities and $48.6 million of residual interests in two subprime portfolio securitizations from 2006 (“Portfolio 1”) and 2007 (“Portfolio 2”). The following table summarizes our subprime portfolio securitizations ($ in thousands):

	Security Characteristics			Portfolio Characteristics
Deal	Face Amount $	Basis Amount $	% of Basis	Average Loan Age (months)	Original Securitization Balance $	Current Balance $	Delinquency 90+/FC/REO	Actual Cumulative Loss to Date	Projected Cumulative Loss to Date
Portfolio 1	55,492	50,003	48.7%	31	1,502,181	834,013	15.3%	0.5%	0.6%
Portfolio 2	69,457	52,644	51.3%	14	1,087,942	996,859	6.3%	0.0%	0.1%

TOTAL/WA	124,949	102,647	100.0%	22	2,590,123	1,830,872	10.4%	0.3%	0.3%

In the first quarter, even though the portfolios have been out-performing our initial underwriting, we updated our future loan loss and prepayment assumptions based on current market conditions. Under the new assumptions, we recorded impairments of $1.6 million on the residuals and $3.9 million on the retained securities. The following summarizes the changes in our prepayment and loss assumptions on both portfolios:

	Portfolio Characteristics
	Portfolio 1	Portfolio 2
Cumulative Loss
Original Underwriting	5.3%	8.0%
Revised Underwriting	8.6%	14.5%

Change	+3.3%	+6.5%

Lifetime Constant Voluntary Prepayment Rate
Original Underwriting	28.0%	30.1%
Revised Underwriting	20.2%	13.6%

Change	-7.8%	-16.5%

In addition, prior to the securitization of Portfolio 2, the seller repurchased $185 million (or 14.6%) of the original loan pool due to early payment defaults. We believe these loans would otherwise have contributed to significantly higher delinquencies and ultimately greater losses in the deal.

Corporate Assets

We own $1.3 billion of corporate assets, including REIT debt and corporate bank loans.

•	During the quarter, we sold $273.3 million and had paydowns of $24.2 million for a net decrease of $297.5 million. Of the assets sold, $263.9 million were REIT debt.

•

We had 2 REIT assets totaling $32.5 million upgraded (from an average rating of BBB+ to A-), 5 REIT assets totaling $98.0 million downgraded (from an average rating of BB to BB-) and 3 bank loans totaling $46.6 million downgraded (from an average rating of B to CCC-).

REIT debt portfolio ($ in thousands):

Industry	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis
Retail	BB+	16	200,035	202,895	30.6%
Office	BBB	14	132,919	136,055	20.5%
Diversified	BBB	14	151,463	152,159	22.9%
Hotel	BBB-	4	42,720	43,478	6.6%
Multifamily	BBB+	8	44,508	45,854	6.9%
Healthcare	BBB-	4	36,600	37,244	5.6%
Industrial	BBB	3	20,865	21,827	3.3%
Storage	A-	2	23,406	24,225	3.6%

TOTAL/WA	BBB-	65	652,516	663,737	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis
Real Estate	B-	4	174,336	171,156	28.3%
Resorts	BB-	1	110,991	108,465	17.9%
Media	B+	1	112,000	101,221	16.7%
Retail	B-	1	100,000	95,035	15.7%
Restaurant	CCC+	2	44,363	40,201	6.6%
Transportation	NR	2	37,000	35,146	5.8%
Gaming	B+	2	29,692	29,692	4.9%
Theatres	BB-	1	24,591	24,591	4.1%

TOTAL/WA	B	14	632,973	605,507	100.0%

In the first quarter, we recorded a $4.3 million charge related to a $19.8 million senior bank loan to a borrower in the restaurant industry.

Financing and Liquidity

In the first quarter, the Company reduced its recourse debt by $1.0 billion and reduced its non-recourse debt by $420 million. Newcastle also increased unrestricted cash from $29 million as of December 31, 2007 to $123 million as of May 8, 2008.

The following table compares the face amount of our liabilities as of March 31, 2008 compared to December 31, 2007 ($ in millions):

	March 31, 2008	December 31, 2007
Recourse Financings
Real Estate Securities and Loans (1)	$365	$601
FNMA/FHLMC Securities	422	1,206

Total Recourse Financings	787	1,807

Non-Recourse Financings
CBOs and Other	4,860	5,280

Total Financings	$5,647	$7,087

Recourse Financings as % of Total Financings	14%	25%

(1)

Recourse financings on our real estate securities and loans include off-balance sheet debt (in the form of total return swaps) of $77 million as of March 31, 2008 and $172 million as of December 31, 2007.

Conference Call

Newcastle’s management will conduct a live conference call today, May 12, 2008, at 1:00 P.M. Eastern Time to review the financial results for the quarter ended March 31, 2008. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle First Quarter Earnings Call."

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until June 30, 2008.

A telephonic replay of the conference call will also be available until 11:59 P.M. eastern time on Monday, May 19, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “44729804.”

About Newcastle

Newcastle Investment Corp. owns and manages a $6.7 billion highly diversified real estate debt portfolio with moderate credit risk that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager with approximately $34.2 billion in assets under management (management fee paying) as of March 31, 2008. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K, which available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations

(dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Interest income	$132,894	$162,216

	132,894	162,216

Expenses
Interest expense	89,375	116,751
Loan and security servicing expense	1,730	1,983
Provision for credit losses	2,505	2,036
General and administrative expense	1,592	1,293
Management fee to affiliate	4,597	3,906
Incentive compensation to affiliate	—	3,688
Depreciation and amortization	72	73

	99,871	129,730

Operating Income	33,023	32,486

Other Income (Loss)
Gain on sale of investments, net	6,526	2,212
Other income (loss), net	(19,308)	717
Other than temporary impairment	(46,372)	—
Loan impairment	(20,326)	—
Gain (loss) on extinguishment of debt	8,533	—
Equity in earnings of unconsolidated subsidiaries	708	847

	(70,239)	3,776

Income (loss) from continuing operations	(37,216)	36,262
Income (loss) from discontinued operations	(3,688)	(71)

Net Income (Loss)	(40,904)	36,191
Preferred dividends	(3,375)	(2,515)

Income (Loss) Applicable to Common Stockholders	$(44,279)	$33,676

Net Income Per Share of Common Stock
Basic	$(0.84)	$0.71

Diluted	$(0.84)	$0.70

Income (loss) from continuing operations per share of common stock, after preferred dividends
Basic	$(0.77)	$0.71

Diluted	$(0.77)	$0.70

Income (loss) from discontinued operations per share of common stock
Basic	$(0.07)	$—

Diluted	$(0.07)	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,780,319	47,572,895

Diluted	52,780,319	47,823,497

Dividends Declared per Share of Common Stock	$0.250	$0.690

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Real estate securities, available for sale	$3,090,024	$4,835,884
Real estate related loans, net	1,818,908	1,856,978
Residential mortgage loans, net	609,073	634,605
Subprime mortgage loans subject to call option	394,913	393,899
Investments in unconsolidated subsidiaries	15,500	24,477
Operating real estate, held for sale	33,458	34,399
Cash and cash equivalents	118,014	55,916
Restricted cash	122,991	133,126
Derivative assets	—	4,114
Receivables and other assets	50,623	64,372

	$6,253,504	$8,037,770

Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	4,368,664	4,716,535
Other bonds payable	476,651	546,798
Repurchase agreements	710,434	1,634,362
Financing of subprime mortgage loans subject to call option	394,913	393,899
Junior subordinated notes payable (security for trust preferred)	100,100	100,100
Derivative liabilities	232,130	133,510
Dividends payable	15,445	40,251
Due to affiliates	7,741	7,741
Accrued expenses and other liabilities	12,405	16,949

	6,318,483	7,590,145

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding (Series D issued in 2007)	152,500	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,780,429 and 52,779,179 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	528	528
Additional paid-in capital	1,033,341	1,033,326
Dividends in excess of earnings	(293,687)	(236,213)
Accumulated other comprehensive income	(957,661)	(502,516)

	(64,979)	447,625

	$6,253,504	$8,037,770

Newcastle Investment Corp.

Reconciliation of GAAP Net Income (Loss) to FFO

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net income (loss) attributable to common stockholders	$(44,279)	$33,676
Operating real estate depreciation	—	256

Funds from operations (“FFO”)	$(44,279)	$33,932

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

As a result of the sale or expected sale of all of our operating real estate, and the resultant discontinuation of depreciation, our income (loss) applicable to common stockholders is now equal to our FFO.

Newcastle Investment Corp.

Reconciliation of Operating Income (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

March 31, 2008
Operating Income	$33,023
Preferred dividends	(3,375)

Operating Income (Net of Preferred Dividends)	$29,648

Newcastle Investment Corp.

Reconciliation of GAAP Book Equity to Invested Common Equity

(dollars in thousands)

(Unaudited)

March 31, 2008
Book equity	$(64,979)
Preferred stock	(152,500)
Accumulated depreciation on operating real estate	6,206
Accumulated other comprehensive loss	957,661

Invested common equity	$746,388

Newcastle Investment Corp.

Reconciliation of GAAP Book Value to Adjusted Book Value

(dollars in thousands, except per share)

(Unaudited)

	Amount	Per Share
GAAP Book Value	$(217,479)	$(4.12)
Adjustments to Fair Value:
Commercial Real Estate Loans	(155,774)	(2.95)
CDO Liabilities	1,201,760	22.77
Other Loan Investments and Debt Obligations	30,639	0.58

Total Adjustments	1,076,625	20.40

Adjusted Book Value	$859,146	$16.28